Exhibit 8.3

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

October 6, 2017

Starwood Waypoint Homes

8665 East Hartford Drive

Suite 200

Scottsdale, AZ 85225

Ladies and Gentlemen:

We have acted as counsel to Invitation Homes Inc., a Maryland corporation (“Invitation Homes”), in connection with the registration statement on Form S-4 (Registration No. 333-220543) (as amended, the “Registration Statement”) filed by Invitation Homes, including the joint proxy statement/information statement and prospectus forming a part thereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the REIT Merger, as defined and described in the Agreement and Plan of Merger, dated as of August 9, 2017 (the “Agreement”), by and among Invitation Homes, Invitation Homes Operating Partnership LP, a Delaware limited partnership and a direct wholly owned subsidiary of Invitation Homes (“Invitation Homes LP”), IH Merger Sub, LLC, a Delaware limited liability company and a subsidiary of Invitation Homes (“Merger Sub”), Starwood Waypoint Homes, a Maryland real estate investment trust (“Starwood Waypoint”) and Starwood Waypoint Homes Partnership, L.P., a Delaware limited partnership and a subsidiary of Starwood Waypoint (“Starwood Waypoint LP”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

We have examined (i) the Agreement, (ii) the Registration Statement, (iii) the officer’s certificate, dated as of the date hereof, provided to us by Invitation Homes (the “Officer’s Certificate”), (iv) the applicable organizational documents of Invitation Homes, IH2 Property Holdings Inc. and Preeminent Holdings Inc. and (v) the opinion of Sidley Austin LLP, delivered in connection with the Registration Statement, with respect to the qualification of Starwood Waypoint as a REIT for U.S. federal income tax purposes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Invitation Homes and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

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October 6, 2017	Invitation Homes Inc.

In rendering the opinion set forth below, we have assumed the accuracy of the representations contained in the Officer’s Certificate. These representations generally relate to the operation and classification of each of Invitation Homes, and, prior to the transactions completed on January 31, 2017, in connection with the initial public offering of Invitation Homes (the “Pre-IPO Transactions”), IH2 Property Holdings Inc. and Preeminent Holdings Inc., as a REIT for U.S. federal income tax purposes. References to Invitation Homes herein thus include references to IH2 Property Holdings Inc. for all periods prior to January 31, 2017. For purposes of rendering such opinion, we have also assumed that each of Invitation Homes, and, prior to the Pre-IPO Transactions, IH2 Property Holdings Inc. and Preeminent Holdings Inc., has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Agreement, the Registration Statement and its applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Officer’s Certificate.

In rendering the opinion set forth below, we have also relied upon the accuracy of the opinion of Sidley Austin LLP (including the assumptions upon which it is based), delivered in connection with the Registration Statement, with respect to the qualification of Starwood Waypoint as a REIT for U.S. federal income tax purposes, which opinion provides that commencing with the taxable year ended December 31, 2014, Starwood Waypoint has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes, and its method of operation, as represented by Starwood Waypoint, has enabled it to meet and will enable it to continue to meet through the REIT Merger Effective Time, the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, in the Agreement and the Registration Statement, we are of the opinion that commencing with the taxable year ended December 31, 2013, Invitation Homes has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes, and its actual and its proposed method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

The opinion set forth above is based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court. Qualification of Invitation Homes as a REIT for U.S. federal income tax purposes will depend upon Invitation Homes’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury Regulations. We do not undertake to monitor whether Invitation Homes will, in fact, through actual annual operating results and other annual

October 6, 2017	Invitation Homes Inc.

requirements, satisfy the various qualification tests for the taxable year ending December 31, 2017, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of Invitation Homes’s operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT for U.S. federal income tax purposes.

We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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